UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 30, 2013

KIWIBOX.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-20432	75-2228828
(Commission File Number)	(IRS Employer Identification No.)

330 West 42nd Street, Suite 3210, New York, New York 10036
(Address of principal executive offices) (Zip Code)

(212) 239-8210

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01	Entry into Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Following the announcement, reported on Form 8-K on September 24, 2013, of the signing, on September 30, 2013, Registrant closed the Equity Purchase Agreement (the “Acquisition Agreement”) and acquired interscholz Internet Services GmbH and Co. KG, a German limited liability company, and all of the equity of its general partner, interscholz Beteiligungs GmbH (collectively, “Interscholz”) from Andre Scholz, the President and Chief Executive Officer of Registrant. Legal title to the equity of Interscholz was transferred to Registrant’s wholly-owned German subsidiary, KWICK! Community GmbH and Co. KG (“KWICK!”), also a party to the Acquisition Agreement.

Pursuant to the terms of the Acquisition Agreement, Registrant, through its subsidiary, KWICK!, acquired all of Seller’s right, title and interest in and to all of the assets and properties, tangible and intangible, owned, held or used in connection with Interscholz’s internet and telecommunications business, located in the Town of Leonberg in the Federal Republic of Germany. Pursuant to the Acquisition Agreement, Registrant is obligated to pay the purchase price of 1 million Euros, or approximately $1,350,000 U.S. dollars, on or before November 15, 2013.

Interscholz Internet Services GmbH Co. KG (“Interscholz”) was founded by Andre Scholz in 1996 as a traditional Internet service provider based in Stuttgart, Germany. Beginning in 2001, Interscholz became a Class 3 licensed German telecommunication carrier, permitting Interscholz to engage in the commercial transmission carrier business in the region of Leonberg, Germany. In 2002, Interscholz established its headquarters in Leonberg, Germany, and in 2006 purchased a commercial building to where it moved its operations.

Interscholz offers internet services to approximately 1,000 business customers. Interscholz offers nation-wide internet access in Germany via xDSL and fibre connections, with more than 200 network peerings at different Exchange Points (e.g. DECIX. S-IX), maintaining relationships with various local and international internet service providers. In the Leonberg, Germany region, Interscholz manages its own fiber optic and copper network connections with bandwidths ranging from 5 Mbits to 10 Gbits, permitting business customers wide bandwidth data connections.

In addition, Interscholz owns and operates multiple data centers in the regions of Leonberg and Stuttgart with a capacity of up to 5000 Servers, covering a total area of over 650 square meters. All data centers are connected with multiple redundant 10 Gbit/s lines to guarantee network availability for Cloud Services, Platform Virtualization and Datacenter Failover Services. Standard web hosting, domain-and email services and international MPLS VPN Networks are running and managed on approximately 100 Interscholz-owned servers and routers.

Interscholz has four full-time and 1 part-time employees at its Leonberg headquarters.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

 As set forth in Item 2.01 above, in connection with the closing of the Acquisition Agreement, Registrant is obligated to pay the purchase price for Interscholz of 1 million Euros (approximately, $1,350,000 U.S.) to Andre Scholz on or before November 15, 2013.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements for Businesses Acquired.

The financial information required to be filed with respect to the acquired business described in Item 2.01 has not been filed with this Current Report on Form 8-K.  Instead, financial information will be filed by amendment within 71 calendar days after the due date for the initial filing of this report with the Commission, as permitted by Item 9.01(a)(4) of Form 8-K.

(b)	Pro Forma Financial Information.

The pro forma financial information required to be filed with respect to the acquired business described in Item 2.01 has not been filed in this Current Report on Form 8-K.  Instead, the pro forma financial information will be filed by amendment within 71 calendar days after the due date for the initial filing of this report with the Commission, as permitted by Item 9.01(b)(2) of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIWIBOX.COM, INC.

	By:	/s/ Craig Cody
Craig Cody
Chief Financial Officer

Date: October 2, 2013